EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 33-37615 on Form N-1A of our reports dated August 17, 2010, relating to the financial statements and financial highlights of MFS Institutional International Equity Fund and MFS Institutional Large Cap Value Fund appearing in the Annual Reports on Form N-CSR of MFS Institutional Trust for the year ended June 30, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

October 25, 2010